Exhibit 99.1

ENERGY SERVICES OF AMERICA ACQUIRES SOLAR INSTALLATION BUSINESS

Nitro, WV   May 3, 2021- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA) announced that its Nitro Construction Services Inc. (“Nitro”) subsidiary completed the purchase of substantially all the assets of Revolt Energy, Inc. (“Revolt Energy”), a solar installation company located in Nitro, West Virginia. Founded in 2019, Revolt Energy is a leader in residential solar projects in southern West Virginia that is expanding its focus to the commercial and industrial markets.

The asset purchase, completed on April 30, 2021, marks Nitro’s commitment to the growing solar and renewable energy industry. Revolt Energy is in the process of completing a 487-kilowatt solar array system consisting of approximately 1,200 solar panels that will soon power Nitro’s office and fabrication shop facilities. Nitro and Revolt Energy will be hosting an open house on May 7th from 11 a.m. to 2 p.m. at 4300 1st Avenue, Nitro, WV for the public to see the current project and learn about the solar industry.

Douglas Reynolds, President, commented on the announcement. “We are excited about this venture into the solar and renewable energy industry and see this as a market with a great opportunity for future growth. With the current project at our Nitro facility, Revolt Energy is proving they can excel at large-scale commercial installations as well as residential.” Reynolds continued “This acquisition offers natural synergies with Nitro’s current electrical capabilities and will help diversify the services offered to our existing customers and will open doors for new opportunities.”

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source:	Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868